UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 27, 2007

Everest Re Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wessex House – 2nd Floor 45 Reid Street PO Box HM 845 Hamilton HM DX, Bermuda		Not Applicable

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 27, 2007 (the “Effective Date”), the registrant and two of its subsidiaries, Everest Reinsurance (Bermuda), Ltd. and Everest International Reinsurance, Ltd. (collectively, the “Borrowers”), entered into $850,000,000 Senior Credit Facilities (the “Facilities”) consisting of a $350,000,000 five year unsecured senior credit facility for revolving loans and standby letters of credit and a $500,000,000 five year secured letter of credit facility with Wachovia Bank, N.A., as Administrative Agent, and a syndicate of lenders including Wachovia Bank, N.A., Citibank, N.A., Deutsche Bank AG, HSBC Bank USA, N.A., ING Bank N.V., BNP Paribas, Fortis Capital Corp., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank Plc and Bank of America, N.A. (collectively, the “Lenders”). The Facilities are available for the Borrowers’ general corporate purposes including security to their reinsurance clients. The Facilities amend and restate the Borrowers’ previous three year Credit Agreement, which was effective December 8, 2004.

Under the Facilities, the Borrowers may borrow, from time to time and on a revolving credit basis, up to $350,000,000 for general corporate purposes and standby letters of credit. The Facilities also permit the Borrowers to request secured letters of credit in an aggregate amount not to exceed $500,000,000.

Amounts borrowed under the Facilities and issued unsecured letters of credit will bear interest at a rate selected by the Borrowers equal to the Base Rate or LIBOR plus a margin. Base Rate Loans will bear interest at the greater of Wachovia Bank’s Prime Rate or the Federal Funds Rate plus 0.50%. LIBOR Rate loans will bear interest at the London Interbank Offered Rate (“LIBOR”) plus an applicable margin, which margin varies based on the registrant’s senior unsecured debt rating. Issued secured letters of credit incur an annual fee based on the registrant’s senior unsecured debt rating. Customary administrative fees are also applicable. The Facilities contain representations, warranties and covenants customary for bank loan facilities of this nature. Among other covenants, the Facilities require the registrant to maintain a consolidated debt to capital ratio of not greater than 0.35 to 1.0 and to maintain a consolidated net worth of $3,575 million (base at December 31, 2006) plus 25% of future aggregate net income and 25% of any increase due to the issuance of ordinary and preferred shares throughout the fiscal year. There are no prepayment restrictions.

If an Event of Default occurs, then, to the extent permitted in the Facilities, the Lenders may terminate the commitments under the Facilities, accelerate the repayment of any outstanding loans under the Facilities and demand the deposit of cash collateral equal to the Lenders’ letter of credit exposure plus interest thereon under the Facilities.

Certain of the Lenders have in the past performed, and may in the future from time to time perform investment banking, financial advisory, lending and/or commercial banking services, or other services to the registrant and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

On the Effective Date, $205.5 million in outstanding secured letters of credit were transferred into the Facilities.

A copy of the Amended and Restated Credit Agreement providing for the Facilities is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION UNDER AN OFF-BALANCE SHEET
ARRANGEMENT OF A REGISTRANT

The information included pursuant to Item 1.01 is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement dated as of July 27, 2007 among Everest Re Group, Ltd., EverestReinsurance (Bermuda), Ltd., Everest International Reinsurance, Ltd., certain Lenders party thereto and Wachovia Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST RE GROUP, LTD.

By:	/s/ CRAIG EISENACHER
Craig Eisenacher Executive Vice President and Chief Financial Officer

Dated: August 2, 2007

EXHIBIT INDEX

Exhibit

Number	Description of Document	Page No.

10.1	Amended and Restated Credit Agreement dated as of
July 27, 2007 among Everest Re Group, Ltd., Everest
Reinsurance (Bermuda), Ltd., Everest International
Reinsurance, Ltd., certain Lenders party thereto and
Wachovia Bank, N.A., as Administrative Agent.	5